UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2026

Forum Markets, Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-38105	90-1890354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2875 South Ocean Blvd, Suite 100 Palm Beach, FL	33480
(Address of Principal Executive Offices)	(Zip Code)

(650) 507-0669

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	FRMM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2026, Forum Markets, Inc. (the “Company”) and Zippy, Inc. (“Zippy”) entered into Side Letter Amendment No. 2 (the “Second Amendment”) to the Series B-3 Preferred Stock Purchase Agreement, dated as of December 9, 2025, as previously amended by the Side Letter Amendment dated March 25, 2026 (as so amended, the “Zippy Purchase Agreement”). As further detailed below, the Company and Zippy entered into the Second Amendment in furtherance of the parties' ongoing strategic partnership, to provide both parties with greater flexibility with respect to the timing and measurement of the Final Make Whole Amount (as defined below) and to spread the risk associated with the performance of the Company’s common stock by replacing the single true-up determination date with three separate measurement and payment dates.

Under the Zippy Purchase Agreement as previously in effect, the Company was obligated to pay Zippy a single “Final Make Whole Amount,” measured as of a single true-up determination date of June 30, 2026 (the “Original True-Up Determination Date”), equal to the difference, if any, between the value of the Retained Stock (as defined in the Zippy Purchase Agreement) based on a per share price of $10.50 and the value of the Retained Stock based on the volume-weighted average price of the Company’s common stock for the ten (10) trading days prior to that date.

The Second Amendment amends Section 6.2 of the Zippy Purchase Agreement to replace the single Original True-Up Determination Date with a trifurcated true-up framework consisting of three separate measurement and payment dates—a first true-up date of July 31, 2026, a second true-up date of September 30, 2026, and a third true-up date of December 31, 2026—each with its own independent make-whole calculation and payment obligation. During a corresponding sell period to each true-up date, Zippy may sell, in its sole discretion, up to a designated number of shares of the Company’s common stock (up to 285,714 shares per period), and any eligible shares not sold during a prior period that are carried forward and become eligible for sale in the following period(s). After each true-up date, Zippy is required to deliver to the Company a written settlement statement, and the Company is required to pay the applicable make-whole amount, if any, in cash by wire transfer of immediately available funds within ten (10) business days after its receipt of the settlement statement (and in no event later than ten (10) business days after the applicable true-up date).

For each of the first two sell periods, the applicable make-whole amount equals the number of eligible shares actually sold during that period multiplied by the $10.50 per share price, less the aggregate gross proceeds Zippy received from those sales; no amount is payable with respect to unsold shares, and the make-whole amount is zero if gross proceeds equal or exceed the guaranteed amount. For the third true-up period, the make-whole amount is calculated both with respect to shares sold during the third sell period (measured against gross proceeds) and with respect to shares retained by Zippy through December 31, 2026 (measured against the volume-weighted average price of the Company’s common stock for the ten (10) trading days prior to December 31, 2026), with Zippy able to elect sale or retention treatment for shares in any combination in its sole discretion. The Second Amendment provides that the three make-whole amounts are calculated on distinct, non-overlapping pools of shares so that no double recovery occurs, and that the Company’s aggregate make-whole obligation will not exceed the amount necessary for Zippy to receive, in the aggregate, proceeds equivalent to $10.50 per share for each share originally comprising the stock consideration.

The Second Amendment also makes certain conforming changes, including (i) providing that the Company’s obligation to pay the Final Make Whole Amount for purposes of the forfeiture provisions of the Zippy Purchase Agreement will be deemed satisfied if the Company timely pays each of the three true-up make-whole amounts, while confirming that the Company’s failure to timely pay any such amount constitutes a failure to timely pay a cash amount for purposes of the “ETHZ Forfeiture Event” definition under the Zippy Purchase Agreement, and (ii) extending Zippy’s monthly stock transaction reporting covenant through December 31, 2026 and applying it separately with respect to each true-up determination date.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Side Letter Amendment No. 2 to Series B-3 Preferred Stock Purchase Agreement, dated as of June 30, 2026, by and between Forum Markets, Inc. and Zippy, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORUM MARKETS, INCORPORATED

Date: July 1, 2026	By:	/s/ McAndrew Rudisill
	Name:	McAndrew Rudisill
	Title:	Chief Executive Officer

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